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Keurig Dr Pepper Field Conference Call Transcript

January 20, 2018

Vicki Draughn: I’m Vicki Draughn from our Corp Affairs department. Appreciate everyone joining on the call. We thought it valuable to get on the phone now that we’ve all had about a day to process the news that DPS and Keurig Green Mountain would merge to form Keurig Dr Pepper, with the deal expected to close in Q2.

In the room, we have Larry, Derry, Marty, Jim Johnson, Rodger Collins, David Thomas, Jim Baldwin and Jaxie Alt.

We’ve got a couple of broad questions we’ll tee up for Larry to give some insight into the last 24 hours.

Let’s start with Keurig. You’ve had some time to know their business, team and CEO pretty well. What have you learned over the course of the merger discussions and give us a little insight on Keurig Green Mountain current CEO … and future Keurig Dr Pepper CEO … Bob Gamgort.

Larry Young:

Yeah, absolutely. We’ve been working on this for a while, Marty and I and the merger and acquisition team. I was excited about having a call with all of you out in the field. Anytime you have something like this, one of the greatest places to be is in the field. They buy us because of us being great operators; they know that we exceed expectations and we say what we’re going to do and we are going do it. So, I was very proud to be able to talk to you guys because you’re the people that make it happen.

I think you’ll see these guys around quite a bit in the next few months as we go forward, they are going to kinda learn us. Business will be as usual until closing. We have a plan out there that we will execute and over deliver. And, after the closing, there will be another plan; that plan will be locked down. So, it’s will business as usual for you.

I think when you meet these guys you’re going to feel they’re sharp guys. Bob has a tremendous amount of experience, 30 years in CPG. He was CEO of Pinnacle Food that was owned by Blackstone. They did very successful; did an IPO. Before that he was with Mars for years; he’s a good marketer. The things he’s done at Keurig in the less than 2 years he’s been there, the results mirror a lot alike what we do; how we work, how we operate. I think it’s going to be a good fit.

Ozon, the CFO, very nice guy and knows his business. Very comfortable to be around. I think it’s going to be a good fit for everybody. And, the big thing is just keep doing what you’re doing out there. You probably won’t see a whole lot of change in your life.

Vicki Draughn: Transitioning to the deal, there has been some confusion about the actual mechanics behind it … merger, acquisition … how are you describing it.

Larry Young: Well, you know, everybody uses those terms mergers, acquisitions, when you get down to the reality, JAB, the parent of Keurig, put $9 billion into this for shareholders and $16.6 billion of debt, so they bought it. We will be part of Keurig, not JAB, they run them all separate, all their businesses. They own a lot of different businesses. They like them separated because so that they stay focused just as we do, our plan, our business, and we don’t look at anything else. So, we are going to merge them together, but they bought us.

Vicki Draughn: So onto the value proposition; and I know you’ve talked a lot about this in the past 24 hours. Why does this merger make sense?

Biggest thing is it gives us more scale. It puts into, we talk about being a total beverage solution. Coffee is a beverage; we see coffee expanding quickly; growing quickly. They are going to be getting into more RTD coffee. Peet’s has already been in to talk with Rodger and our guys about distributing Peet’s. So, there is a lot of opportunity for us. These guys are also very big on acquisitions. So, if there is something out there that is interesting, they can be looking at it. The average shareholder that has 87% of the business, he can make decisions sometimes much faster than trying to get a group of shareholders to make a decision. So a lot of good benefits for us on that front. And, it lets us continue to stay in emerging categories. We are seeing new categories come out, we are seeing categories sub categorize. So, we will be able to play in all of them and play in them faster.

Vicki Draughn: What about on the distribution side. Obviously, strong DSD, national footprint. They bring something unique. How do you see the value proposition on the distribution side?

Larry  Young: One of the things that excites Bob is the strength that we have up and down the street. Pods don’t weigh very much and we could have pods on those trucks and going into C stores up and down the street. They aren’t today, not even there. Another thing, they are very strong, even quotes out there from different analysts, that they are masterful at ecommerce. So, there are could be different opportunities for us to understand ecommerce better. It gives us a lot of different pieces of business that we can look at. I think they’ll look at logistics, the warehousing. If they go into shelf stable RTD coffee, that would give us an opportunity to produce it. We could have manufacturing, we could have distribution. So there’s a lot of opportunities. It’s still early days and we’ll identify more.

Vicki Draughn: Take us through the last 24 hours. In terms of stakeholders response. What have you heard? Probably made a lot of calls individually. What has been the reaction from various stakeholders?

Larry Young: One, Marty and I started this on Friday, and we’ve had until last night about 4 hours of sleep. Don’t know if Jim Baldwin has had any. It was encouraging yesterday … the remarks that we heard. Give everyone a quick example. Jim Kramer on CNBC said who in the world who wouldn’t want a piece of this? Headlines were new beverage monster created. People coming out to say “out-of-the-box, forward-thinking”. Whenever they talk about being a beverage challenger, it’s not challenging any competition. It is challenging the category that we have that people have not thought different for 50 years. They’re going to think different. That’s the challenger. That’s the opportunity so it will be exciting.

Vicki Draughn: What about…can I ask allied brand/retailer response? Any early calls you’ve had and maybe more for this room as well?

Larry Young: No, everything in our allied brands. We’ve got a lot of congratulations. They look at us and say we’re bigger, stronger. They’ve always liked that. I think they also know the background of JAB as a lot of acquisitions so they look at that as even more opportunity for them. So I think it’s been very well-received. Shareholders are still thrilled to death about the dividend but still trying to understand the business. They want to stay and be an investor in the new top company.

Vicki Draughn: So let’s move on to what can our teams expect. You kind of talked a little bit…what are next steps?

Larry Young: Yes. As I said, it’s business as usual til we close. I’ve been through several of these through the years. You really don’t see that much of an impact in the field. The field is who they count on to deliver the results. I think you’ll see very little change out there. I think we’ll definitely be able to build some more resources that we need as they analyze the business. It’s very encouraging when I look at what they did with Keurig. They put more money into R&D. They put another forty something million dollars in media. They took to media to about the same size as ours. So these guys are not afraid to invest. They like media. They like R&D. They know you can’t do it without the people. They take very good care of their people.

Vicki Draughn: Great. So we have more than 500 people on the phone so a Q&A would be a bit difficult. But we have received a number of questions over the past 24 hours and some relatively common questions. So let me turn the call over to Jaxie to kind of represent some of the questions and Larry, if you don’t mind answering those.

Larry Young: OK, good.

Jaxie: Alright. Thanks Vicki. So Larry, Bob Gamgort is named CEO of Keurig Dr Pepper. You’re going to be moving to the board of directors. There’s been questions about who’s leading our business … Dr Pepper, the legacy Dr Pepper Snapple business.

Larry: Yes. Again, it’s business as usual until the closing so that can be sometime in the second quarter so management stays in place. Everything you’ve read that they put out, even afterwards, the DPS management will run this part of the business. Bob, of course, is the CEO and Ozan is the chief financial officer. I think they’ll go forward and lay everything out and get to know the business and get to know the people. They’ll come up with decisions on how it would look exactly after I go out. And I will be very involved in helping them with that decision. But I’m sure their goal is to be somebody from Dr Pepper Snapple Group.

Jaxie: Keurig Green Mountain is located in the northeast so questions on location when you think about Plano as well as all our locations. What is the plan on all of our locations?

Larry: Their plan right now is they’ll continue to run DPS out of Plano, Texas. There’s no reason to try and combine anything. It’s a completely different type of business to what they have up in the northeast so they’ll both operate stand alone on that as far as that goes. The opportunities are where there’s overlap on procurement. We just got bigger — so there’s going to be procurement, media buys…different things to get better rates.

Jaxie: Does this change any of our allied brand agreements or any of our bottler agreements...any of our partner arrangements?

Larry: We’ve got some allied brands that we wouldn’t have to renew but are they going to go unless they’re going to sell? I’m not worried about that. Our allied brands have all been very positive on it. I think Jim said in here. I’ve heard a lot of good positives on our bottlers - the Pepsi, the Coke, the independents. I’ve got a lot of congratulatory emails, phone calls. They agree with us that it makes us bigger and stronger and more opportunities for the future.

Jaxie: And then last question for you Larry, as well as Marty and maybe for you as well. What’s the street saying, investors, when they think about this deal? What are folks saying? What are you hearing?

Larry: I’ll let Marty answer that. He’s good with the street. He’s been explaining it to them.

Marty: Good morning everybody and I think, first of all, a large thank you to the entire organization including all of you on the phone. If you step back and look at the value they saw in this organization, that’s something that not created out of thin air. It’s created out of hard work and I think the entire organization should feel good about this. I’m going to add a few points of color on some things Larry said earlier. I’d just like to share to fully round out the picture for all of you and then I’ll respond to this analyst question. About JAB, I don’t think Larry said, but they are really consumer focused. If you look at their background, they’re all consumer focused. It’s a large private investment fund with lots of capital. If you look at the history of the partner, Olivier Goudet, who Bob worked with at Mars … long, long impressive career at Mars. He said as a private company taking it from what would be a public company valuation of $20B to $80B when he left as their CFO. Bart Becht who will be the Chairman of our company, a very solid career at Reckitt Benckiser in the UK — a household products company. He put two companies together to form that company. I don’t know the entire history but when he left there, their stock price went down dramatically just on the news. So he’s credited with doing a really good job. And the third partner Peter Harp also with a consumer background. In fact, they owned Jimmie Choo shoes which was luxury goods and they sold that because they realized that luxury goods were not the same as consumer goods, and as Larry said they have strong marketing backgrounds. So this is right in their crosshairs; being in beverages/consumers. That’s point one. Point two: in terms of the relationship of business strategy and business rationale, you know if you pull up a little bit, hot coffee at home is an occasion. We talk about occasions all the time. Beverage occasions. And if you think about it, what do we also talk a lot about? Routes to market. Well guess what? They have a different delivery system. It’s called an appliance. And otherwise, lots of the logistics are like warehouse direct. And presumably, for every one of those hot coffee occasions which is a pick me up morning occasion, it’s just trading off something else. On that side, which we’ve never been in, the thing that we like is we like to look at market segments and we like to find growth. Inside that at home occasion is a trade-off. Drip coffee; multi serve pots if you will, are not… I don’t know if they’re declining because I can’t remember the numbers… but clearly single serve is growing much stronger. We like this, right? We like to find opportunities within the broad beverage segment to do this. With respect to the two organizations, they’re going to operate there and were going to operate here. They need us to keep doing what we’re doing.

Yes Larry’s going to retire. We’ve got a cadre of people around here that have done a great job and there’s no reason they won’t. I intend on staying. I have an undefined role at the moment. I’m in this. I want this to work well for everybody. And hopefully I’ll be able to do something that is very productive and very value oriented.

In terms of the street, I think this is hard. In Wall Street parliaments people like to see pure play companies… those who have been around the markets for a while, remember the days when companies [in audible] businesses and that won’t change right? And the investors [inaudible] if I wanted to diversify, I as an investor can diversify. I don’t need companies to do it for me. That’s sort of the theory, okay? So it does scratch heads. Where is the natural…where is the obvious business synergy? Top line synergy. Larry mentioned the funds and whether it’s opportunity to do better in e-commerce, whether it’s the away-from-home segment, hospitals, schools, etc. On premise where we have a lot of our portfolio including our traditional fountain portfolio which can be supplemented because many of us have traveled and seen Keurig machines in hotels, for example.  Lots of opportunities on the operating side of the business. We’ve got a large physical footprint. They’re trying to sort out the footprint because when Bob came here half a year ago, they inherited a mess. And by the way, we didn’t think people knew the history. And by the way, there’s no protocol here, that’s dead. If people knew what that company was like when it was public, they were back sliding. And if we didn’t feel like Bob and his team had this thing back on a growth and profit trajectory, we would not have done this because that performance of a business is a meaningful part of the value of the security that we’re having our investors to continue to hold. That’s sort of my perspective. You’re going to read it’s hard for the streets to digest because to the outsider, they say why? Why and what is one have to do with the other. We just have to give people time to get their hands and brains around it. My perspective. I don’t know Jaxie if I’ve answered the question.

Vicki Draughn: Great, great context.

Larry: That is. Thanks Marty, and I wish I could be there with each and every one of you in person. It’s hard to do that in every location we have but I look forward to the next five months or however long it takes to close this to get out to see as many of you as I can.

Vicki Draughn: Well thank you. Thanks Larry. Thanks everyone for being on the phone. We know you have a lot of questions. Let your leaders know or you can email me at Vicki Draughn. We may not have all the answers right now, it is early days. But we’re ready and willing and open to communicate as we know answers and we’re building FAQ documents.

Larry: You can email me at Vicki Draughn.

Vicki Draughn: We’ll get them to him and we’ll answer them. Alright everyone. Thanks and have great day. Appreciate you all.

Larry: Thank you guys.

Additional Information:

This communication may be deemed solicitation material in respect of the proposed business combination. In connection with the proposed transaction, Dr Pepper Snapple Group plans to file with the SEC and furnish to its stockholder a proxy statement and other relevant documents. Dr Pepper Snapple Group’s stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction. Dr Pepper Snapple Group’s stockholders will be able to obtain a free copy of such proxy statement when it becomes available, as well as other filings containing information about each party to the proposed transaction, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference therein can also be obtained without charge, when they become available, by directing a request to Investor Relations, Dr Pepper Snapple Group, Inc. at 972-673-7000.

The directors and executive officers of each party may be deemed to be participants in the solicitation of proxies from Dr Pepper Snapple Group’s stockholders in respect of the proposed transaction.  Information regarding the directors and executive officers of Dr Pepper Snapple Group is currently available in its proxy statement for its 2017 annual meeting of stockholders filed with the SEC by Dr Pepper

Snapple Group on March 28, 2017.  Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials that will be filed by Dr Pepper Snapple Group with the SEC when they become available.

Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.